UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 14, 2011

SLM CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13251	52-2013874
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12061 Bluemont Way, Reston, Virginia		20190
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 810-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On January 14, 2011, SLM Corporation (the "Company") and the related parties to the Company’s asset-backed commercial paper ("ABCP") facility entered into an amendment to the existing agreement expanding the size and extending the multi-year ABCP facilities (the "Facility") which will continue to provide funding for the Company’s federally-guaranteed student loans. The Facility amount is $7.5 billion reflecting an increase of $2.5 billion over the previously scheduled facility reduction. The scheduled maturity date of the facility is January 10, 2014. The company paid fees of $2 million. The usage fee for the Facility remains unchanged at 0.50 percent over the applicable funding rate. The amended facility features two contractual reductions over the term. The first reduction is on January 13, 2012, to $5.0 billion. The second reduction is on January 11, 2013, to $2.5 billion. If the company fails to reduce the facility at either trigger point, the usage fee increases to a maximum of 2.00% over the applicable funding rate. If liquidity agreements are not renewed on the trigger dates the usage fee increases to 1.00 percent over the applicable funding rate on January 13, 2012 and 1.50 percent over the applicable funding rate on January 11, 2013.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jonathan C. Clark as Chief Financial Officer. On January 18, 2011, the Company announced the appointment of Jonathan C. Clark to the position of Executive Vice President and Chief Financial Officer of SLM Corporation (the "Company.") Immediately prior to this appointment, Mr. Clark served as the Company’s Executive Vice President and Treasurer.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

January 18, 2011	By:	/s/ Laurent C. Lutz

Name: Laurent C. Lutz
Title: Executive Vice President and General Counsel